77E Legg Mason Partners Income Trust:
Western Asset Global High Yield Bond Portfolio
Western Asset emerging Markets Debt Portfolio


Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the ?Defendants?)
based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 7. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of
funds, rescission of the Funds? management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys? fees and litigation expenses.
On October 5, 2005, a motion to consolidate the five actions and any subsequently
filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.
As of the date of this report, the Funds? manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Funds? manager and its affiliates to continue to render services to the Funds under their respective contracts.
* * *
Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its then affiliates, including SBFM and
SBAM, which were then investment adviser or manager to certain of the Funds (the
?Managers?), substantially all of the mutual funds then managed by the Managers (the
?Defendant Funds?), and Board members of the Defendant Funds
(collectively, the
?Defendants?). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds.
In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds.The complaints also alleged that the defendants breached their fiduciary duty to the
Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds? contracts with the
Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys? fees and litigation expenses.
On December 15, 2004, a consolidated amended complaint (the ?Complaint?) was filed alleging substantially similar causes of action. On May 27, 2005, all of the
Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those
Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to replead as a derivative claim.
On October 16, 2006, plaintiffs filed their Second Consolidated Amended
Complaint
(?Second Amended Complaint?) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM, SBFM and CGM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the ?Second Amended
Complaint Defendants?). The Funds were not identified in the Second
Amended
Complaint. The Second Amended Complaint alleges no claims against any of the Funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint
Defendants as the Complaint.
Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.